Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Andrew Blanchard

Investor Relations

Tel 978.370.2425

investorrelations@teradyne.com

Teradyne Announces CEO Succession

NORTH READING, Mass. – November 15, 2022 – The Teradyne (Nasdaq: TER) Board of Directors today named Gregory Smith to succeed Mark E. Jagiela as CEO effective February 1, 2023. Mr. Smith will join the Board of Directors on the same date.

Mr. Smith is currently the Company’s President and a sixteen year veteran of Teradyne. Prior to his promotion to Company President earlier in 2022, he held a variety of management roles until his appointment in 2016 as President of the Semiconductor Test Division, the company’s largest operating unit. In 2020, Greg became President of Teradyne’s newly created Industrial Automation Group to further the company’s leadership in the emerging markets for collaborative robots and autonomous mobile robots.

Mr. Jagiela’s forty-plus year career at Teradyne started right out of college as a design engineer for semiconductor test equipment. He subsequently held a variety of roles in the company, including ten years as General Manager of Teradyne’s Japan Division and ten years as the Semiconductor Test Division President. Mr. Jagiela became Teradyne CEO in 2014 and will retire effective February 1, 2023.

“Mark has been an incredibly effective leader of Teradyne and leaves the company on a solid footing for future growth,” said Teradyne Chairman Paul Tufano. “Through his leadership the company delivered a steady progression of industry leading products and improved financial performance in its core test businesses and added a new growth vector to the company with its entry into the Industrial Automation industry. As Greg takes over as CEO, he does so with a deep understanding of the technical and commercial aspects of our test and Industrial Automation businesses and with a proven track record as a company leader.”

“Teradyne’s success has come through the creative innovation, operational excellence and customer focus of our world class team of employees,” said Mr. Smith. “I am proud to lead this talented and dedicated team as we work together to deliver increased value to our customers and shareholders.”

About Teradyne

Teradyne (NASDAQ:TER) brings high-quality innovations such as smart devices, life-saving medical equipment and data storage systems to market, faster. Its advanced test solutions for semiconductors, electronic systems, wireless devices and more ensure that products perform as they were designed. Its Industrial Automation offerings include collaborative and mobile robots that help manufacturers of all sizes improve productivity and lower costs. In 2021, Teradyne had revenue of $3.7 billion and today employs over 6,500 people worldwide. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the U.S. and other countries.

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